Execution Version

INVESTMENT SUB-ADVISORY AGREEMENT

between

J. P. MORGAN ALTERNATIVE ASSET MANAGEMENT INC.

and

[                             ]

This INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), effective as of the      day of                     , 2014, between J.P. Morgan Alternative Asset Management, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Delaware, and [                    ] (“Subadviser”), a [                    ] organized and existing under the laws of the State of [            ].

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of [            ] (the “Advisory Agreement”) with JPM MMAC Holdings Ltd. (the “Fund”), a Cayman Islands exempted company;

WHEREAS, the Fund is a wholly owned subsidiary of JPMorgan Multi-Manager Alternatives Fund, a series of J.P. Morgan Trust III, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (“1940 Act”); and

WHEREAS, the purpose of the Fund is to facilitate the implementation of JPMorgan Multi-Manager Alternatives Fund’s investment strategies, in particular with respect to investments in commodity futures and other commodity related derivative instruments; and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”); and

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Subadviser to assist it, in connection with the Fund listed on Appendix A, in the provision of a continuous investment program for that portion of the assets of the Fund which the Adviser may from time to time allocate to the Subadviser in accordance with the terms of this Agreement (the “Subadviser Assets”) and the Subadviser is willing to furnish such services (the “Investment Program”);

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment. Adviser hereby retains the Subadviser to act as investment adviser for and to manage on a discretionary basis the Subadviser Assets for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Subadviser acknowledges and agrees that (i) the Adviser makes no commitment to allocate any maximum or minimum portion of the Fund’s assets to the Subadviser as the Subadviser Assets, (ii) at any time, upon written notice to the Subadviser, the Adviser may allocate all, none or any portion of the Fund’s assets to the Subadviser and may reallocate any portion or all of the Subadviser Assets to itself or any other subadviser, and (iii) subject to written notice to the Subadviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Subadviser under this Agreement.

2. Duties of the Subadviser

A. Investment Subadvisory Services. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Subadviser shall manage the investments of the Subadviser Assets in accordance with (i) the Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), (ii) the portfolio guidelines (including the list of securities permitted to be traded) agreed from time to time in writing by the Adviser and the Subadviser (the “Guidelines”), (iii) except as specifically set forth in the Guidelines, the requirements applicable to registered investment companies under applicable laws (including the 1940 Act) and (iv) such other limitations as the Adviser may institute in writing and provide to Subadviser within a reasonable time prior to implementation. For the avoidance of doubt, the Subadviser agrees that it will manage the Subadviser Assets in accordance with the investment limitations and other restrictions under the 1940 Act as if the Subadviser Assets constituted a separate investment company registered under the 1940 Act. Subject to the immediately subsequent sentence, the Adviser agrees that the Subadviser is not responsible for the Fund’s compliance with any requirements applicable to the Fund under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Subadviser agrees, however, except as otherwise specifically set forth in the Guidelines, to manage the investments of the Subadviser Assets in accordance with Subchapter M as if the Subadviser Assets constituted a separate investment company registered under the 1940 Act. Without limiting the preceding obligations of the Subadviser, if the Adviser notifies the Subadviser that the Adviser has determined, in its sole discretion, that the Subadviser Assets are not in compliance with any of the Trust’s Declaration of Trust, By-Laws, Prospectus, Guidelines, the 1940 Act or the Code, the Subadviser will immediately commence action to bring the Subadviser Assets back into compliance; provided, however, the Subadviser’s commencement of such action shall not, in and of itself, constitute an admission by the Subadviser that the Subadviser Assets are not in compliance with the Trust’s Declaration of Trust, By-Laws, Prospectus, Guidelines, the 1940 Act or the Code. The Subadviser shall (a) make investment decisions for the Subadviser Assets; (b) place purchase and sale orders for portfolio transactions for the Subadviser Assets; and (c) employ professional portfolio managers and investment analysts whose duties include, without limitation, providing research services with respect to the Subadviser Assets. In providing these services, the Subadviser will conduct a program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets, including the amount to be held uninvested as cash or in cash equivalents selected by the Subadviser.

The Adviser shall use commercially reasonable efforts to promptly furnish the Subadviser with copies of the Trust’s Prospectus and Statement of Additional Information, Agreement and Declaration of Trust, Bylaws, Advisory Agreement, written policies and procedures of the Fund adopted by the Board, the Guidelines and any other limitations or guidelines instituted by the Adviser with regards to the Subadviser Assets, and any amendments thereto in advance of such amendments taking effect. Upon notification by the Adviser of such amendments, the Subadviser shall immediately commence action if necessary to bring the Subadviser Assets into compliance; provided, that, Subadviser shall not be responsible for compliance with any such amendments prior to the time at which such written notification is received by Subadviser or made publicly available and the Subadviser has been notified of such public disclosure.

The Subadviser shall have authority to instruct the Fund’s custodian (the “Custodian”) to: (i) pay cash for securities and other property delivered to the Custodian for the Subadviser Assets, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Subadviser Assets, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Subadviser Assets with respect to any investments made pursuant to the Prospectus; provided, however, the Subadviser shall not be liable for Losses (as defined in Section 5A below) resulting directly from the acts or omissions of the Custodian other than Losses arising out of or based upon the Subadviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder, the Subadviser’s reckless disregard by it of its obligations and duties under this Agreement, or the Subadviser’s material breach of this Agreement or the Subadviser’s trade errors in accordance with Section 2O of this Agreement.

Subject to the restrictions in Section 2D (Brokerage) below, the Subadviser is authorized on behalf of the Subadviser Assets to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Prospectus, which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

B. Subadviser Undertakings. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with (a) the Trust’s Prospectus, Agreement and Declaration of Trust, Bylaws, written policies and procedures of the Fund adopted by the Board, (b) the Guidelines, (c) any other written limitations instituted by the Adviser and agreed to by the Subadviser with regard to the Subadviser Assets, and (d) any written instructions and directions of the Board or the Adviser (so long as (x) such instructions and directions do not cause the Subadviser to violate applicable law or regulation and (y) the Subadviser is provided a reasonable period of time to comply with such instructions and directions). The Subadviser hereby agrees to:

(i)	regularly report to the Board and the Adviser (in such form and frequency as the Adviser and Subadviser mutually agree) with respect to the implementation of the Investment Program, compliance of the Subadviser Assets with the Prospectus, the Guidelines, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	comply with any provisions of the valuation policies adopted by the Board, including any amendments thereto, that require the Subadviser to make themselves available, upon reasonable request by the Adviser, the Trust’s pricing agent and/or valuation committee taking into account the time sensitive nature of the matter, to consult with the Trust’s pricing agent and valuation committee regarding the valuation of the Subadviser Assets that are not registered for public sale, not traded on any securities market, or otherwise may require fair valuation for which the Trust’s pricing agent or valuation committee seeks assistance from the Subadviser or identifies for review by the Subadviser. Notwithstanding the foregoing, the Adviser acknowledges that (a) the Subadviser’s valuation policies may differ from the valuation policies of the Trust’s pricing agent and valuation committee and (b) therefore, the valuations made by the Fund with respect to the Subadviser Assets may differ from the valuations made by or on behalf of the Subadviser for other accounts that the Subadviser manages;

(iii)	in connection with any securities or other investments purchased, sold, retained or borrowed for the Subadviser Assets, arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities or other instruments to be purchased, sold, retained or borrowed on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its custodial, administrative, and recordkeeping responsibilities with respect to the Fund. Communication by the Subadviser via electronic means is acceptable to the Adviser, the Custodian or JPMorgan Funds Management (the “Administrator”);

(iv)	with respect to securities or other instruments of the Subadviser Assets to be settled through the Custodian, arrange for the transmission of the confirmation of such trades to the Custodian by the end of the day upon which such transaction occurs. For the avoidance of doubt, the parties acknowledge that the Subadviser is not a custodian of the Fund’s assets and that it will not take possession or custody of such assets;

(v)	reconcile all trades made on behalf of the Subadviser Assets with each executing broker and counterparty daily to facilitate accurate trade settlement and verify open positions (including cash). The Subadviser shall notify the Adviser and the Fund promptly upon becoming aware of any trade which the Subadviser believes was not executed in accordance with its instructions and in no event shall notice be delivered later than one business day after the time as of which the Subadviser becomes aware of any such trade. The Fund or its designee may also conduct a reconciliation of trades as reported from executing brokers and counterparties and the Subadviser shall reasonably cooperate with the Fund or such designee in order to effect such reconciliation, including without limitation by arranging for reasonable access by the Fund or such designee to the files and websites of the executing brokers and counterparties to the extent such access is available;

(vi)	promptly review each holdings reconciliation report relating to the Subadviser Assets that it receives from the Custodian and accounting agent and/or the Adviser, as appropriate, and shall use commercially reasonable efforts to resolve all open reconciliation items, including trade breaks, contained in such report within one business day after the time as of which the Subadviser receives such report. The Subadviser shall notify the Adviser and the Fund of any errors or discrepancies, including, without limitation, trade breaks, in the holdings reconciliation reports which have not been resolved within one business day no later than one business day after the time as of which the Subadviser becomes aware of any such errors or discrepancies;

(vii)	use commercially reasonable efforts to prepare and cause to be filed in a timely manner Form 13F and Schedule 13D or 13G, if required, with respect to securities held in the Subadviser Assets, without regard for any other assets held by the Trust, unless specifically informed by the Adviser (it being understood that unless notified otherwise in writing, the Subadviser shall consider such securities as being subject to its sole investment discretion for purposes of Form 13F);

(viii)

provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Subadviser’s, or the accounts’ or investment funds’ managed by the Subadviser, non-public information, information, which may be provided in the form of a composite of accounts or on an anonymous basis, which may include, historical performance, fee and expense information about the composite of accounts and investment funds the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Subadviser Assets, which may be reasonably necessary to allow the Trust, the Board or their agents to fulfill their duties under applicable laws, including, without limitation, Section 15 of the 1940 Act, or to permit the Adviser to satisfy its oversight responsibilities or to satisfy any request by applicable federal or state regulatory authorities; provided, however, other than as provided for in this Agreement, the Adviser hereby agrees to not use such information for marketing purposes;

(ix)	identify, process and track all class actions for any security held within the Fund managed by the Subadviser during its management, provided that, with the prior written approval of the Adviser, the Subadviser shall be permitted to use a third party service provider that is subject to confidentiality obligations to perform such functions; provided, that, for the avoidance of doubt, upon written notice to the Subadviser the Subadviser shall cease to perform the functions set forth in this Section 2B(ix) and shall instruct any such third party service provider to cease performing such functions; and

(x)	provide reasonable assistance to the Adviser with respect to the annual audit of the Fund’s financial statements, as related to the Subadviser Assets, including, but not limited to: (a) providing broker contacts as needed for obtaining trade confirmations; (b) providing copies of term loans and swap agreements, within a reasonable time upon request by the Adviser; (c) providing reasonable assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers and (d) provide reasonable assistance in valuing investments that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

C. Expenses. The Subadviser will bear all of its expenses, including, without limitation, Subadviser’s insurance premiums and deductibles in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Trust, except to the extent specifically assumed by the Subadviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (the “SEC”) fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, insurance premiums and deductibles, industry association fees, outside auditing and legal expenses (including, legal expenses incurred by the Subadviser directly in connection with the execution and settlement of bank debt transactions), costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders’ reports and meetings, and any extraordinary expenses.

D. Brokerage. Except as otherwise agreed by the Adviser, the Subadviser will utilize counterparties for prime brokerage, futures and options clearing, and ISDA services under agreements set up by, and in the name of, the Adviser or the Fund. The Subadviser will provide reasonable assistance to the Adviser in negotiating trading terms and other arrangements with prime brokerage, futures and options clearing, and ISDA counterparties upon request. In effecting transactions for Subadviser Assets, the Subadviser will only utilize brokers or dealers for trade execution set forth in Section 8 of the Guidelines, which list of approved brokers and dealers may be updated at any time, in the sole discretion of the Adviser, upon written notice to the Subadviser. Without the prior written approval of the Adviser, the Subadviser will not deviate from the negotiated provisions of the ISDA schedules and/or master confirms when executing individual trade confirms for swaps done under ISDA agreements on behalf of the Subadviser Assets. The Subadviser will be responsible for managing any collateral and margin requirements associated with investments made for the Subadviser Assets and will perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Adviser upon reasonable request. The Subadviser shall notify the Custodian, the relevant counterparty and the Adviser of any significant discrepancies in the collateral requirements or daily collateral management activity within one business day of the Subadviser becoming aware of a discrepancy and shall work to resolve any discrepancies in the collateral requirements or daily collateral management activity within one business day after the time as of which the Subadviser becomes aware of such discrepancy. In selecting brokers or dealers to execute transactions on behalf of the Subadviser Assets, it is the policy of the Subadviser to seek to obtain best execution and the Subadviser agrees to act in conformance with its best execution policies and procedures. Subadviser shall provide updates of such best execution policies and procedures to the Adviser and the Fund upon the implementation of any material changes made thereto. In assessing best execution, the Subadviser will consider factors it deems relevant, which may include, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating best execution, the Subadviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Subadviser exercises investment discretion. Other than upon prior written approval by the Adviser, Subadviser will not engage in any transactions with respect to the Subadviser Assets with any affiliate of the Adviser. The Adviser acknowledges that, due to the restrictions on using brokers and dealers who are affiliated with the Adviser or who have not been approved by the Adviser and included in Section 8 of the Guidelines (each, a “Restricted Broker”), orders for the Subadviser Assets will not be aggregated with the orders for any other client account of the Subadviser that will be executed with a Restricted Broker, which may result in differences in the timing and price at which such trades are executed on behalf of the Fund and any such other account(s). Such limitations will be considered when assessing best execution by the Subadviser. Subadviser will provide to Adviser a written list of its affiliates and will, from time to time, update such list as necessary. Adviser has provided to Subadviser a written list of affiliated brokers and dealers of the Adviser and will, from time to time, update and deliver such list as necessary. In addition, the Adviser agrees that it will provide the Subadviser with a written list of affiliates of the Adviser and the Trust to which investment restrictions apply, including identification of all issuers in which the Fund may not invest and will, from time to time, update and deliver such list as necessary.

E. Aggregation of Orders. Subject to the Subadviser’s obligations to seek to obtain best execution in selecting brokers or dealers to execute transactions on behalf of the Subadviser Assets as set forth in Section 2D (Brokerage), the Subadviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate orders. In such event, allocation of the orders, as well as the expenses incurred in the transaction, will be made by the Subadviser in a fair and equitable manner and consistent with the Subadviser’s fiduciary obligations to the Fund and to its other clients and in a manner consistent with the Subadviser’s allocation policies and procedures. Subadviser shall provide updates of its policies and procedures concerning allocations of orders to the Adviser and the Fund upon the implementation of any material changes made thereto. The Adviser recognizes that, in some cases, the Subadviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Subadviser Assets.

F. Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations applicable to the Subadviser, including, without limitation, Rule 31a-3 under the 1940 Act, of all matters hereunder pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that the Fund’s Records are the property of the Trust and further agrees to provide promptly to the Trust copies of any of such records upon the Fund’s or the Adviser’s request, provided, however, that Subadviser may retain copies of any such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Subadviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Subadviser Assets that are required to be maintained by the Subadviser under applicable requirements of the 1940 Act.

G. Subadviser Compliance Responsibilities. The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Fund, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Subadviser has agreed to perform the services specified in this Agreement, the Subadviser shall perform (i) compliance monitoring designed to ensure compliance as set forth in Section 2A and (ii) periodic compliance testing with respect to the Subadviser Assets as it deems appropriate, based upon information in its possession or upon information and reasonable written instructions received from the Adviser or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. The Adviser or the Administrator shall promptly provide the Subadviser with complete and accurate copies of the Trust’s Declaration of Trust, By-Laws, current Prospectus, the Guidelines and any written policies or procedures adopted by the Board and currently in effect applicable to the Subadviser Assets, and shall use commercially reasonable efforts to provide the Subadviser with any amendments or revisions thereto in advance of such adoptions, amendments or revisions taking effect. For the avoidance of doubt, Subadviser shall not be liable for failure to take any action in accordance with any such amendments or revisions if either Subadviser has not received such amendments or revisions from Adviser or Administrator or such amendments or revisions have not been made publicly available and the Subadviser has not been notified of such public disclosure. Subadviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence Subadviser’s compliance with such Prospectus, policies or procedures. The Subadviser shall not be responsible for the preparation of the Fund’s regulatory filings or shareholder reports.

H. Proxy Voting. The Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of any voting securities in the Subadviser Assets. The Subadviser may use recommendations from a third party in order to make voting decisions and may use a third party service provider to perform the voting (a “Third Party Proxy Voting Service Provider”). The Adviser shall cause to be forwarded to the Subadviser or Third Party Proxy Voting Service Provider all proxy solicitation materials that Adviser receives. The Subadviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Advisers Act. The Subadviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably requested by the Board. Upon reasonable request, Subadviser shall provide the Adviser with all proxy voting records relating to the Subadviser Assets, including but not limited to those required by Form N-PX. The Subadviser will also provide an annual certification, in a form reasonably acceptable to Adviser, attesting to the accuracy and completeness of such proxy voting records.

I. Use of Names. The Subadviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Adviser or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Subadviser in any manner not approved in writing prior thereto by the Adviser; provided, however, that during the term of this Agreement, the Subadviser may use the Adviser’s or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC, a state securities commission, law, regulation, court order or other similar request or demand or as otherwise permitted pursuant to this Agreement. For so long as the Fund remains in existence and the Subadviser is providing the services set forth herein, the Adviser and the Fund shall have a royalty-free license to use the name of the Subadviser, including any short-form of such name, or any combination or derivation thereof, limited for the purpose of identifying the Subadviser as a subadviser to the Fund. The Subadviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents will use such names in marketing the Fund to current and prospective investors in accordance with all applicable laws, rules and regulations, together with other general information regarding the Subadviser and its affiliates, including, without limitation, a general description of the Investment Program of the Subadviser with respect to the Subadviser Assets (as found in the Subadviser’s Form ADV). The Adviser and the Fund shall cease to use the name of the Subadviser in any newly printed materials (except as may be reasonably necessary to comply with applicable law or as required in connection with the Trust’s standard reporting) promptly upon termination of this Agreement. Other than materials which contain only information in the categories set forth on Appendix B attached hereto (as such information shall be agreed and updated from time to time by the Subadviser) which the Adviser and the Fund shall be permitted to use without the prior approval of the Subadviser, during the term of this Agreement, all sales and other marketing materials utilizing the name of the Subadviser and any combination or derivation thereof shall be subject to the review and approval of the Subadviser and the Subadviser agrees to use commercially reasonable efforts to review all such material within ten business days of their receipt thereof.

J. Other Subadvisers. With respect to any Fund, (i) without the prior written consent of the Adviser, the Subadviser will not consult with any other subadviser to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any subadviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Subadviser is responsible only for providing advice and the other services set forth herein with respect to the Subadviser Assets. Pursuant to Rule 17a-10 of the 1940 Act, the Adviser agrees that it will include a provision substantially similar to this Section 2J in each other subadvisory agreement relating to the Fund.

K. Portfolio Holdings. The Subadviser will not disclose, in any manner whatsoever, any list of securities held by the Fund, other than (i) in accordance with the Fund’s portfolio holdings disclosure policy, (ii) to third party service providers that reasonably require such information to perform services with respect to the Subadviser Assets so long as such third party service providers are subject to confidentiality restrictions and covenants, (iii) as otherwise directed in writing by the Adviser or (iv) as required by applicable law, regulation, court order or other similar request or demand (including in connection with Section 15 of the 1940 Act); provided, however, the foregoing shall not prohibit the Subadviser’s disclosure of portfolio securities and instruments held by any of its other client accounts or investment funds which pursue similar strategies to the Fund.

L. Business Continuity. The Subadviser has established and will keep in effect a “disaster recovery” preparedness plan that sets forth procedures for recovery of critical business functions at minimum operating levels and is designed so that it can be implemented within a 24-hour time period. The Subadviser shall notify the Adviser, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Subadviser to implement any procedures under such plan.

M. [Reserved].

N. Subadviser Rights to Performance Record. Notwithstanding anything else to the contrary herein, the Subadviser shall retain a right to use the investment performance and track record of the Subadviser Assets (including in marketing) to the extent permitted by law, provided that the name of the Fund and the Trust is not specifically identified without the prior written approval of the Trust. Further, for the avoidance of doubt, the Subadviser shall be entitled to retain and use records of each of its transactions and other records pertaining to the Subadviser Assets and the Fund as are necessary to support any such uses of the investment performance and track record.

O. Subadviser Trade Errors. The Subadviser shall notify the Adviser as promptly as reasonably practicable upon detection of any trade error in connection with its management of the Subadviser Assets and in no event shall notice be delivered later than one business day after the time as of which the Subadviser becomes aware of any such trade error, and the Subadviser shall commence action to correct any trade error immediately upon detection of any trade error in connection with its management of the Subadviser Assets. In the event of a trade error, the Subadviser shall provide a memorandum to the Adviser describing the trade error and the action to be taken to prevent future occurrences of such trade error or, alternatively, a statement that the Subadviser has reviewed its existing controls, found them reasonably designed to prevent additional trade errors in the future and has determined that no further action is required. Notwithstanding the Subadviser’s assessment of its internal controls or any other provision of this Agreement including Sections 4 and 5, all trade errors impacting the Fund must be remediated by the Subadviser to the satisfaction of the Adviser, which, for the avoidance of doubt, may include reimbursement from the Subadviser to the Fund of all costs, losses and expenses incurred due to the trade error, if any. In addition, the Subadviser shall provide the Adviser and the Trust, or their agents, with access to all documents and information within its possession or control related to any trade error, its analysis and correction.

3. Compensation of Subadviser. The Adviser will pay the Subadviser, with respect to each Fund on Appendix A attached hereto, the compensation specified in Appendix A.

4. Standard of Care. The Subadviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, or as otherwise provided in Section 2O above and Section 5 below, the Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from Subadviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder, or from reckless disregard by it of its obligations and duties under this Agreement or from its material breach of this Agreement. It is acknowledged and agreed that any trade error that results in a gain to the Fund shall inure to the benefit of the Fund.

5. Indemnification.

A. The Adviser shall indemnify the Subadviser and the Subadviser’s affiliates, agents, controlling persons, directors, partners, officers, employees and shareholders (collectively, the “Subadviser Indemnified Parties”) against, and hold such Subadviser Indemnified Parties harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, information furnished in writing to the Adviser by any Subadviser Indemnified Party for use therein or (ii) the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or the Adviser’s reckless disregard of its obligations and duties under this Agreement or the Adviser’s material breach of this Agreement.

B. The Subadviser shall indemnify the Trust, the Adviser and each of their respective affiliates, agents, controlling persons, directors, members of the Board, partners, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any and all Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Subadviser furnished in writing to the Adviser by the Subadviser for use in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC; (ii) the failure of the Subadviser to execute, or cause to be executed, portfolio investment transactions according to the requirements of applicable law, including the 1940 Act, the Code, the Prospectus and the Guidelines; (iii) any material breach by the Subadviser of this Agreement including, without limitation, any representation or warranty contained herein (and other written instructions given by the Board or the Adviser to the Subadviser in accordance with this Agreement); or (iv) the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or the Subadviser’s reckless disregard of its obligations and duties under this Agreement.

6. Non-Exclusivity. The services of the Subadviser to the Adviser with respect to the Subadviser Assets are not to be deemed to be exclusive, and the Subadviser and its affiliates shall be free to render any investment advisory or any other services to others whether similar or dissimilar in nature to the services hereunder (including other investment companies) and to engage in any other activities. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

The Adviser acknowledges that the Subadviser now acts and from time to time hereafter may act as investment adviser or sub-investment adviser to one or more private funds, investment companies and fiduciary or other managed accounts (collectively, the “accounts”), and the Adviser has no objection to the Subadviser so acting. The Adviser acknowledges that while the Subadviser Assets and other accounts may invest in the same type of securities, the Subadviser may give advice or exercise investment responsibility and take such other action with respect to such other accounts which may differ from advice given or the timing or nature of action taken with respect to the Subadviser Assets; provided, however, that any such advice is consistent with the Subadviser’s fiduciary duties and obligations to the Subadviser Assets.

In addition, it is understood that the persons employed by the Subadviser to assist in the performance of the Subadviser’s duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the Subadviser’s right or the right of any of the Subadviser’s affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

The Subadviser shall, for all purposes hereof, be an independent contractor and, except as expressly provided hereunder, the Subadviser shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

7. Maintenance of Insurance. During the term of the Agreement and for a period of one year after the termination hereof, Subadviser will be covered by investment adviser’s errors and omissions insurance and commercial general liability insurance coverage maintained by the Subadviser or any of its affiliates each in a commercially reasonable amount based upon the amount of assets managed by the Subadviser. Subadviser shall upon reasonable request provide to the Adviser any information it may reasonably require concerning the amount of or scope of the insurance and shall promptly notify the Adviser if the issuer or the amount of the foregoing policies shall change.

8. Confidentiality. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than (i) to a limited number of employees, attorneys, accountants, affiliates and other advisers (collectively, “Representatives”) for which such disclosure is necessary for the performance of its responsibilities and duties hereunder; provided that to the extent any such disclosure is made, the party to this Agreement receiving the confidential information (the “receiving party”) ensures that any Representative who is granted access to the information is informed of the confidential nature of the information and the receiving party shall be liable under this Agreement for any and all disclosure by its Representatives, (ii) if the party to this Agreement providing the confidential information has authorized such disclosure by the receiving party or (iii) if such disclosure is expressly required or requested by applicable federal or state regulatory authorities or other judicial or governmental process; provided, that the receiving party advises the entity to which disclosure is made of the confidential nature of the information. In addition, Adviser will not disclose information regarding portfolio holdings of the Subadviser Assets to any other sub-adviser of the Fund. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to such party prior to disclosure to such party by the other party or its representatives and not otherwise subject to a separate confidentiality obligation (b) rightfully acquired by the party from third parties whom the party reasonably believes after due inquiry are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information. The Adviser shall not use the information provided by the Subadviser to trade for its own account or for the account of any other person or try to “reverse engineer” the investment and trading methodologies and strategies of the Subadviser.

9. Term of Agreement. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time (including during the initial two year term), without penalty, on 60 days’ written notice, by the Adviser, by the Board, by vote of holders of a majority of the Fund’s shares or by the Subadviser, and will terminate five business days after the Subadviser receives written notice of the termination of the Advisory Agreement between the Trust and the Adviser. This Agreement also will terminate automatically in the event of its Assignment (as defined in the 1940 Act).

10. Representations of Subadviser. The Subadviser represents, warrants, and agrees on each day during the term of this Agreement as follows:

A. The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) except in each case for matters that would not reasonably be expected to have a material adverse effect on the Subadviser’s ability to comply with and perform its obligations under this Agreement, (a) meets, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement, (b) (1) has all necessary federal and state governmental, regulatory and commodity exchange licenses and approvals required to conduct its business as contemplated hereby, (2) is and will continue to be operated in compliance in all material respects with all applicable laws, rules, and regulations, and (3) has in effect all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, by way of example only but without limitation, to the extent required, registration with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor under the Commodity Exchange Act, as amended (the “CEA”) and membership with the National Futures Association (the “NFA”), and the performance of such obligations will not materially violate or result in a material breach of any provision of the Subadviser’s certificate of formation or operating agreement; (iii) has the authority to enter into and perform the services contemplated by this Agreement; (iv) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (v) will manage the Subadviser Assets in a manner consistent with the Subadviser’s code of ethics (the “Code of Ethics”) and its compliance policies and procedures.

B. The Subadviser has adopted a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics. On a quarterly basis upon written request of the Adviser, the Subadviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets and (ii) identifying any material violations of the Subadviser’s Code of Ethics which have occurred with respect to the Subadviser Assets. Upon the reasonable request of the Adviser, the Subadviser shall permit the Adviser, its employees or its agents to examine the reports required to be made by the Subadviser pursuant to Rule 17j-1.

C. The Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the federal securities laws by the Subadviser, its employees, officers and agents. Upon reasonable request, the Subadviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Subadviser Assets. The Subadviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures. In addition, on an annual basis, the Subadviser will provide the Adviser with a summary of their annual review of its policies and procedures as required by Rule 206(4)-7 of the Advisers Act.

D. The Subadviser has provided the Adviser and the Trust with a copy of its Form ADV Part 2 as most recently filed with the SEC and hereafter will provide a copy of its annual amendment to the Adviser. The Adviser acknowledges receipt of the Subadviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

E. The written information provided by the Subadviser to the Adviser, the Fund and/or the Trust for use in (i) the Fund’s Prospectus, registration statement or proxy materials (the “Offering Materials”) and/or (ii) advertisements or sales literature or in communications with the Board, governmental or self-regulatory authorities or reports filed with the SEC (only when considered together with the other information included in the Offering Materials) does not, as of the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

F. The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Subadviser is bound or any order, rule, statue or regulation applicable to the Subadviser of any court or any governmental body or administrative agency having jurisdiction over the Subadviser, including, without limitation the 1940 Act or the Advisers Act.

G. The Subadviser is not in default of any material obligation to which it is bound or agreement to which it is a party, nor is the Subadviser in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely effect the business or financial condition of the Subadviser or are reasonably likely to have a material adverse effect on the Subadviser’s ability to carry out its obligations to the Fund under this Agreement.

H. Other than as may have been disclosed in writing to the Adviser, there is not pending, or to the best of the Subadviser’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Subadviser is a party, or to which any of the assets of the Subadviser are subject, which would reasonably be expected to have a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement. Other than as may have been disclosed in writing to the Adviser, the Subadviser has not received any notice of an investigation or warning letter from any regulatory organization, including, without limitation, the SEC, the NFA or the CFTC regarding material non-compliance by the Subadviser with any rule, regulation or statute, which notice or letter is reasonably expected to result in a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement.

I. This Agreement has been duly and validly authorized, executed and delivered by the Subadviser and constitutes a legal, valid and binding agreement of the Subadviser enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency laws and principals and doctrines of equity.

J. The Subadviser is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Subadviser’s ability to perform its obligations under this Agreement. The Subadviser has full power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business.

If at any time, any event shall occur which would make any of the foregoing representations and warranties of the Subadviser no longer true and accurate in any material respect, the Subadviser shall notify the Adviser as soon as is reasonably practicable, except as prohibited by applicable law.

11. Representations of Adviser. The Adviser represents, warrants, and agrees, as of the date hereof, as follows:

A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) has the authority to enter into and perform the services contemplated by this Agreement; and (iii) will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B. The Trust is registered as an investment company under the 1940 Act and shall maintain such registration in good standing throughout the term of this Agreement.

C. The Adviser is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Adviser’s ability to perform its obligations under this Agreement. The Adviser has full power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business.

D. The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Adviser is bound or any order, rule, statue or regulation applicable to the Adviser of any court or any governmental body or administrative agency having jurisdiction over the Adviser including, without limitation the 1940 Act or the Advisers Act.

E. This Agreement has been duly and validly authorized, executed and delivered by the Adviser and constitutes a legal, valid and binding agreement of the Adviser enforceable in accordance with its terms. This Agreement has been duly approved by the Trust and the Board in accordance with all applicable requirements of the 1940 Act.

F. The Fund is a “qualified eligible person” as that term is defined under CFTC Rule 4.7 and consents to the Fund begin an exempt account under CFTC Rule 4.7.

If at any time, any event shall occur which would make any of the foregoing representations and warranties of the Adviser no longer true and accurate in any material respect, the Adviser shall notify the Subadviser as soon as is reasonably practicable, except as prohibited by applicable law.

12. Provision of Certain Information by Subadviser.

A. The Subadviser will promptly notify the Adviser, as permitted by applicable law, (1) (i) in the event the SEC, CFTC, NFA or other US or non-US governmental or self-regulatory authority has censured the Subadviser or any of its affiliates; (ii) placed limitations upon its (or any affiliate’s) activities, functions or operations which may reasonably be expected to have a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement; (iii) suspended or revoked its (or any affiliate’s) registration, if any, as an investment adviser; or (iv) has commenced proceedings or a formal investigation that may reasonably be expected to have a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement; (2) upon having a reasonable basis for believing that the Subadviser Assets, assuming the Subadviser Assets constituted a separate investment company registered under the 1940 Act, have ceased to qualify or might reasonably be expected to fail to qualify as a regulated investment company under Subchapter M of the Code, except as otherwise provided for in the Guidelines; or (3) there occurs any (a) conviction, settlement or plea of guilty or no contest by the Subadviser or any of its affiliates, or any principal or officer of the Subadviser (the “Relevant Persons”) regarding any felony, securities law-related misdemeanor or any criminal misdemeanor involving theft or fraud, (b) settlement with or final determination by any regulatory authority involving a material violation of a securities law or regulation on the part of any Relevant Person; (c) formal allegation by any US or non-US governmental or self-regulatory body (including, but not to, limited to Wells Notices) of fraud, embezzlement, money laundering, insider trading, market manipulation or abuse, or breach of regulation with reference to, any Relevant Persons or the initiation of any such Proceeding (as defined in the general instructions to Form ADV) against any Relevant Persons; (d) disciplinary information that Subadviser is obligated to disclose to its clients under Item 11 of Form ADV Part 1A or Item 9 of Form ADV Part 2A; (e) material breach of this Agreement of which the Subadviser is aware; or (f) any other event which could, in the reasonable determination of the Subadviser, have a material adverse effect on the Subadviser’s ability to carry out its obligations to the Fund under this Agreement.

B. The Subadviser further agrees to notify the Adviser promptly of any material fact respecting or relating to the Subadviser known to the Subadviser not to be contained in the Prospectus and required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a) – 1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) providing such reports and certifications as the Chief Compliance Officer of the Fund may reasonably request pursuant to Rules 17j-1 and 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act; (ii) reasonably facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct reasonable access to its chief compliance officer; (iv) providing the Trust’s chief compliance officer with such periodic reports as may be reasonably requested to allow the Trust’s chief compliance officer to address in his or her annual written report to the Board pursuant to Rule 38a-1 the operation of the policies and procedures of the Subadviser as they relate to the Subadviser Assets; and (v) providing special reports in the event of “material compliance matters,” as defined by Rule 38a-1(e)(2), relating to the Subadviser Assets, as soon as is reasonably practicable and permitted by applicable law. Further, Subadviser is aware that: (a) the Chief Executive Officer (Principal Executive Officer) and Treasury/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act of 1940, as amended; and (b) the Certifying Officers must rely upon certain matters of fact generated by Subadviser of which they do not have firsthand knowledge. Consequently, Subadviser will provide the Adviser, the Trust or the Board with such information and assurances (including any sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Trust in its preparation of periodic reports on Form N-CSR.

13. Provision of Certain Information by the Adviser. The Adviser shall timely furnish the Subadviser with such additional information as may be reasonably necessary for, and reasonably requested by, the Subadviser to perform its responsibilities pursuant to this Agreement. The Adviser will also promptly notify the Subadviser, as permitted by applicable law: (1) (i) in the event that the SEC, CFTC, NFA or other US or non-US governmental or self regulatory authority has censured the Adviser or the Trust; (ii) placed limitations upon either of their activities, functions, or operations which may reasonably be expected to have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement or have a material adverse effect on the Trust; (iii) suspended or revoked the Adviser’s registration as an investment adviser; or (iv) has commenced proceedings or an investigation that may reasonably be expected to have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement; or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might reasonably be expected to fail to qualify as a regulated investment company under Subchapter M of the Code. The Adviser acknowledges that the Subadviser does not currently intend to register with the CFTC as a “commodity trading advisor” under the CEA with respect to the Fund in reliance upon one or more exemptions from such registration requirement.

14. Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

15. Miscellaneous.

A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. Change in Control. The Subadviser will notify the Adviser of any actual change in control or management of the Subadviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively, including, as applicable, any change of its general partners or 25% shareholders or 25% limited partners, in each case prior to or promptly after such change. In addition the Subadviser will notify the Adviser of any changes in either the portfolio manager(s) of the Subadviser Assets or the “senior management of the Subadviser”, with respect to their positions or regulatory or licensing status, as soon as practicable after such change. For purposes of this Section 15B, “senior management” shall mean the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Risk Officer, Chief Investment Officer, Chief Compliance Officer, General Counsel or any person holding a similar title.

C. Captions. The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. Notices. Any notice herein required is to be in writing and is deemed to have been given to Subadviser or Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested, by facsimile machine, by email or similar means of delivery that provide evidence of receipt.

All notices to Adviser shall be sent to: J.P. Morgan Alternative Asset Management Inc., 270 Park Avenue, 25th Floor, New York, NY 10017, Attention: Randy Wachtel; Fax No. 917-464-2482.

All notices to Subadviser shall be sent to: [                    ].

G. Third-Party Beneficiary. The Fund is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party thereto.

H. Survival. Sections 2B(ix), 2B(x), 2F, 2I, 2K, 2N, 4, 5, 7 (for a period of 1 year), 8, 15A and 15G shall survive the termination of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

J.P. Morgan Alternative Asset Management, Inc.

By:
Name:
Title:

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By:
Name:
Title:

Appendix A

Fee Schedule

Appendix B

Pre-Approved Subadviser Information